_____________________________________________________________


               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549
                           _________

                           FORM 8-K

                        CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934


               Date of Report:  November 24, 1998
               (Date of earliest event reported)


                 D E E R E   &   C O M P A N Y
      (Exact name of registrant as specified in charter)

                           DELAWARE
        (State or other jurisdiction of incorporation)

                            1-4121
                   (Commission File Number)

                          36-2382580
               (IRS Employer Identification No.)

                     One John Deere Place
                    Moline, Illinois  61265
    (Address of principal executive offices and zip code)

                         (309)765-8000
     (Registrant's telephone number, including area code)

           _______________________________________
 (Former name or former address, if changed since last report.)

_______________________________________________________________

                       Page 1 of 9 pages.
            The Exhibit Index appears at Page 4.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

           (c)    Exhibits

                  (99)    Press release and additional
                          information.

                          Signature


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.




                                    DEERE & COMPANY



                                    By:    /s/ Frank S. Cottrell
                                           _____________________
                                           Frank S. Cottrell,
                                           Secretary


Dated:  November 24, 1998

                        Exhibit Index



                                                  Sequential
Number and Description of Exhibit                 Page Number


(99)  Press release and additional information       Pg. 5

                                                EXHIBIT 99

                                         Gregory T. Derrick
(DEERE LOGO)                             Deere & Company
                                         Moline, Illinois 61265
                                         (309)765-5290

DEERE EARNINGS REACH $1 BILLION FOR YEAR; EPS UP 11%
FOURTH-QUARTER DOWN DUE TO WEAKENING FARM ECONOMY

For Immediate Release (24 November 1998)

    MOLINE, IL -- Deere & Company today reported a record level of net income for fiscal year 1998, but lower earnings for the fourth quarter due to a slowing farm economy. Net income for the quarter was $162.1 million, or $.71 per share ($.71 diluted), compared with $211.3 million, or $.84 per share ($.83 diluted), in the fourth quarter of last year. For full-year 1998, net income increased 6 percent to $1.021 billion, or $4.20 per share ($4.16 diluted), from $960.1 million, or $3.78 per share ($3.74 diluted), last year. Net income per share rose 11 percent for the year.

    "Our record results for the year demonstrate the company's commitment to achieving excellent operating performance," said Hans W. Becherer, chairman and chief executive officer. Fourth-quarter profits, however, were adversely affected by production cutbacks, made in response to an increasingly challenging farm environment. "We have moved aggressively to reduce production of large tractors and combines in order to keep inventories in check and respond to levels of demand that have suffered abrupt and serious erosion."

    Worldwide net sales and revenues fell 7 percent, to $3.212 billion for fourth-quarter 1998, compared with $3.444 billion last year. For the entire year, net sales and revenues increased 8 percent, to $13.822 billion, compared with $12.791 billion last year. Net sales to dealers of agricultural, construction, and commercial and consumer equipment declined 10 percent for the quarter, to $2.693 billion, compared with $2.979 billion a year ago, primarily due to weaker economic conditions in agricultural-equipment markets. Full-year net sales increased 8 percent, to $11.926 billion, compared with $11.082 billion last year. Export sales from the United States totaled $405 million for the quarter and $1.970 billion for the year, compared with $489 million and $2.013 billion in 1997. Overseas sales, affected by weaker economic conditions and adverse currency fluctuations, declined 4 percent from last year's fourth quarter and ended the year slightly lower. Overall, the company's physical volume of sales decreased 9 percent for the quarter, while moving 8 percent higher for the year.

    Worldwide equipment operations, which exclude the financial services subsidiaries and unconsolidated affiliates, had net income of $107.6 million for the fourth quarter, compared with $181.5 million last year. The decline was mainly due to lower sales and production volumes of North American agricultural equipment. For the year, equipment operations' net income was a record $831.2 million, compared with $816.7 million in 1997. Leading to the year's record results was the strong performance of the company's commercial and consumer-equipment and construction-equipment divisions. Overall, the annual improvement was due to higher sales and production volumes, partially offset by higher sales-incentive costs, growth expenditures, interest expense and unfavorable currency fluctuations. Operating profit before taxes, interest expense and other corporate expenses represented 7.7 percent of net sales for the fourth quarter and 12.4 percent for the year, versus 10.3 percent and 12.6 percent, respectively, in 1997.

 .    Worldwide agricultural equipment had fourth-quarter
operating profit of $110 million, compared with $260 million last year. Lower sales and production volumes, higher sales-incentive costs and inefficiencies associated with production cuts were primary reasons for the quarter's decline. Lower farm-commodity prices and economic instability in certain parts of the world adversely affected retail demand for agricultural equipment during the period. For the year, operating profit was $962 million, compared with $1,072 million last year. The decline was primarily due to higher sales-incentive costs, an unfavorable sales mix and inefficiencies associated with the production cuts, partially offset by higher sales.

 .    Worldwide construction equipment operating profit totaled
$43 million for the quarter, compared with $40 million last year. Sales decreased in the fourth quarter from last year's levels, which benefited from the shipment of several new products. Operating income for the quarter rose due to lower sales-incentive costs and lower operating expenses. For the year, operating profit was $300 million, versus $216 million in 1997. The improvement resulted from higher sales and production volumes, lower operating expenses and improved operating efficiencies, partially offset by higher sales-incentive costs and production start-up expenses at the engine facility in Torreon, Mexico.

 .    Worldwide commercial and consumer equipment operating
profit was $54 million for the quarter and $214 million for the year, compared with $6 million and $114 million, respectively, last year. The improvements were due to higher sales and production volumes driven by strong retail demand for the company's products, as well as by improved operating efficiencies. Results for the year included higher expenses for the promotion of new products and the start-up of new facilities. Last year's results were adversely affected by write-offs related to the Homelite product line.

    Equipment operations' assets at October 31, 1998, were 76.3 percent of the last 12 months' net sales, compared with 69.7 percent a year ago. The higher ratio primarily reflected higher receivables and inventories. As expected, trade receivables and company inventories declined during the fourth quarter while remaining above year-ago levels. The reduced level of agricultural-equipment production, initiated during the year, is intended to bring receivables and inventories into better balance with current levels of demand.

    Net income of the financial services subsidiaries was $51.1 million for the quarter and $175.2 million for the year, compared with $27.9 million and $138.1 million last year. The improvement was due to record results of the credit subsidiaries and a substantial turn around in the performance of health-care operations. Partially offsetting these improvements were adverse underwriting results in the company's insurance business.

Market Conditions and Outlook

    Grain and oilseed prices declined significantly during the fourth quarter on prospects for record or near-record crop production and the effects of weakening demand from Asia. Pork prices moved substantially lower as well. As a result, U.S. farm income is expected to continue to decline in 1999, despite a recently enacted emergency government-aid package. At the same time, farm-income declines are expected in other parts of the world, and unsettled financial conditions should continue to have an unfavorable impact on credit availability in emerging markets. Accordingly, retail demand for agricultural equipment in 1999 is now projected to decline by 20 percent in North America, by 10 percent in Europe, and by 15 percent in Latin America and Australia. Deere's first-quarter financial results will be significantly affected by the production cuts of large tractors and combines associated with this lower level of demand.

    North American construction-equipment industry sales, and housing starts, are expected to decline slightly next year but remain at favorable levels. In addition, the company is implementing an initiative aimed at better matching production schedules to customer orders, leading to lower field inventories and improved product availability. Initial stages of implementation will result in lower shipments to dealers.

    Sales of commercial and consumer equipment should continue to increase in 1999 following strong gains in 1998. New product introductions are expected to expand Deere's position in the many growing markets served by this division.

    Credit operations are expected to improve in 1999 because of a larger portfolio, primarily due to recent growth in leasing. Insurance and health-care operations also are well-positioned for improved results. At the same time, Deere's financial-services subsidiaries are expected to see continued margin pressure, resulting from their highly competitive markets.

    Based on these conditions, the company's worldwide physical volume of sales is currently projected to decline by approximately 13 to 15 percent in 1999, compared with 1998. In this environment, the previously stated goal of reporting flat earnings per share in 1999 is not achievable. First-quarter physical volume is projected to be 23 to 25 percent below the comparable level of first-quarter 1998.

    According to Becherer, the present economic situation is challenging the company to "balance our response to current conditions with our ongoing need for investment in the future." In this regard, he says Deere has reduced capital spending and is aggressively managing costs and assets, while pursuing further efficiency gains through various quality and supply-management initiatives. At the same time, Becherer asserted, "We fully intend to maintain our commitment to the key projects that underlie our plans for global growth and long-term market-share improvement."

John Deere Capital Corporation

    The following is disclosed on behalf of the company's credit subsidiary, John Deere Capital Corporation, in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market:

    John Deere Capital Corporation's net income was $47.8 million in the fourth quarter and $151.2 million for the year compared with $39.3 million and $135.8 million for the same periods last year. The fourth quarter and annual results benefited from higher income on a larger average receivable and lease portfolio and from higher gains on retail note sales, partially offset by higher operating costs.

    Net receivables and leases financed by John Deere Capital Corporation were $6.446 billion at October 31, 1998, compared with $6.217 billion one year ago. The increase resulted from acquisitions exceeding collections during the last 12 months, partially offset by sales of retail notes. Receivable and lease acquisition volumes during the year increased 14 percent compared with the same period last year. Net receivables and leases administered, which include receivables previously sold, totaled $8.635 billion at October 31, 1998, compared with $7.531 billion at October 31, 1997.

Safe Harbor Statement

    Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. Statements under the "Market Conditions and Outlook" heading and elsewhere herein, which relate to future operating periods, are subject to important risks and uncertainties that could cause actual results to differ materially. The company's businesses include equipment operations (agricultural, construction and commercial and consumer) and financial services (credit, insurance and health care). Forward looking statements relating to these businesses involve certain factors that are subject to change, including: the many interrelated factors that affect farmers' confidence, including worldwide demand for agricultural products, world grain stocks, commodity prices, weather conditions, real estate values, animal diseases, crop pests, harvest yields, and government farm programs; general economic conditions and housing starts; legislation, primarily legislation relating to agriculture, the environment, commerce and government spending on infrastructure; actions of competitors in the various industries in which the company competes; production difficulties, including capacity and supply constraints; dealer practices; labor relations; interest and currency exchange rates (including the effect of conversion to the Euro by the European Union); technological difficulties (including difficulties from Year 2000 compliance, especially involving third parties, which could cause the company to be unable to take orders, manufacture and ship product, and perform other essential functions); accounting standards; and other risks and uncertainties. Economic difficulties in Asia and other parts of the world could continue to adversely affect North American grain and meat exports. The number of housing starts is especially important to sales of construction equipment. Sales of commercial and consumer equipment during the winter are affected by the amount and timing of snowfall. The company's outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies. Such estimates and data may be subject to revision. Further information concerning the company and its businesses, including factors that potentially could materially affect the company's financial results, is included in the company's filings with the Securities and Exchange Commission.

             Fourth Quarter and 1998 Press Release

Net sales and revenues:
(millions of dollars except per share amounts)

                                        Three Months Ended
                                            October 31
                                                           %
                                      1998      1997    Change
Net sales:                           ------    ------   ------
  Agricultural equipment             $1,579    $1,919    - 18
  Construction equipment                584       632    -  8
  Commercial and consumer equipment     530       428    + 24
                                     ------    ------
    Total net sales                   2,693     2,979    - 10
Financial Services revenues             476       419    + 14
Other revenues                           43        46    -  7
                                     ------    ------
  Total net sales and revenues       $3,212    $3,444    -  7
                                     ======    ======

United States and Canada:
  Equipment net sales                $2,010    $2,270    - 11
  Financial Services revenues           476       419    + 14
                                     ------    ------
    Total                             2,486     2,689    -  8
Overseas net sales                      683       709    -  4
Other revenues                           43        46    -  7
                                     ------    ------
  Total net sales and revenues       $3,212    $3,444    -  7
                                     ======    ======

Operating profit:
  Agricultural equipment             $  110    $  260    - 58
  Construction equipment                 43        40    +  8
  Commercial and consumer equipment      54         6    +800
                                     ------    ------
  Equipment Operations*                 207       306    - 32
  Financial Services                     80        43    + 86
                                     ------    ------
    Total operating profit              287       349    - 18
Interest and corporate expenses-net     (49)      (33)   + 48
Income taxes                            (76)     (105)   - 28
                                     ------    ------
  Net income                         $  162    $  211    - 23
                                     ======    ======

Per Share:
  Net income                         $  .71    $  .84    - 15
  Net income - diluted               $  .71    $  .83    - 14

* Includes overseas operating profit $   31    $   11    +182
                                     ======    ======

             Fourth Quarter and 1998 Press Release


Net sales and revenues:
(millions of dollars except per share amounts)

                                        Twelve Months Ended
                                            October 31
                                                           %
                                      1998      1997    Change
Net sales:                           ------    ------   ------
  Agricultural equipment            $ 7,217   $ 7,048    +  2
  Construction equipment              2,585     2,262    + 14
  Commercial and consumer equipment   2,124     1,772    + 20
                                     ------    ------
    Total net sales                  11,926    11,082    +  8
Financial Services revenues           1,737     1,554    + 12
Other revenues                          159       155    +  3
                                     ------    ------
  Total net sales and revenues      $13,822   $12,791    +  8
                                     ======    ======

United States and Canada:
  Equipment net sales               $ 8,877   $ 8,018    + 11
  Financial Services revenues         1,737     1,554    + 12
                                     ------    ------
    Total                            10,614     9,572    + 11
Overseas net sales                    3,049     3,064
Other revenues                          159       155    +  3
                                     ------    ------
  Total net sales and revenues      $13,822   $12,791    +  8
                                     ======    ======

Operating profit:
  Agricultural equipment             $  962    $1,072    - 10
  Construction equipment                300       216    + 39
  Commercial and consumer equipment     214       114    + 88
                                     ------    ------
  Equipment Operations*               1,476     1,402    +  5
  Financial Services                    271       214    + 27
                                     ------    ------
    Total operating profit            1,747     1,616    +  8
Interest and corporate expenses-net    (172)     (105)   + 64
Income taxes                           (554)     (551)   +  1
                                     ------    ------
  Net income                         $1,021    $  960    +  6
                                     ======    ======

Per Share:
  Net income                         $ 4.20    $ 3.78    + 11
  Net income - diluted               $ 4.16    $ 3.74    + 11

* Includes overseas operating profit $  299    $  301    -  1
                                     ======    ======

             Fourth Quarter and 1998 Press Release



Selected balance sheet data:          October 31      October 31
(millions of dollars and shares)         1998            1997
                                        ------          ------
Equipment Operations:
  Trade accounts and notes
    receivable-net                     $4,059          $3,334
  Inventories                          $1,287          $1,073

Financial Services:
  Financing receivables and leases
    financed - net                     $7,237          $6,902
  Financing receivables and leases
    administered - net                 $9,625          $8,416
  Insurance companies' assets          $  995          $  994
  Health care companies' assets        $  234          $  233

Average shares outstanding              243.3           253.7